UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2017 (November 7, 2017) Protea Biosciences Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51474	20-2903252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1311 Pineview Drive, Suite 501 Morgantown, West Virginia 26505
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	(304) 292-2226

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of Material Definitive Agreement.

On November 7, 2017, Protea Biosciences Group, Inc. (the “Company”) received notice from The George Washington University (“GW”) of the immediate termination of our exclusive patent licensing agreements with them.

The licensing agreements pertained to the Company’s exclusive right to use the Laser Ablation Electrospray Ionization (or LAESI) patent and the Protein Microscope License. GW’s termination of the two licenses were in accordance with the terms of the relevant agreements and resulted from our filing of a current report on Form 8-K on October 20, 2017, reporting our insolvency. As a result of this disclosure, GW was within its rights to immediately terminate the licensing agreements.

Notwithstanding each agreement’s early termination, we nonetheless remain obligated to pay GW for any outstanding royalties and associated interest owed to GW under the LAESI license agreement along with any other financial obligations we have incurred up until the termination of the license agreements.

The Company intends to meet with representatives of GW with a view toward retaining all or a portion of its rights under the licenses on a non-exclusive basis going forward. There can be no assurance that GW will agree to any such accommodations or that the Company will be able to retain or obtain any rights thereunder.

The Company is focusing its ongoing business efforts primarily in the areas of applying its proprietary technology to create a new class of molecular tests for the improved diagnosis and management of cancer, and, to a lesser extent, in bioanalytical services that support the development of new pharmaceuticals and other products by providing detailed molecular assessments to its customers. Inasmuch as the rights previously granted under the GW license agreements do not currently represent a significant portion of our business initiatives, the Company does not believe that the termination of the licenses will have a material adverse effect on our future business prospects. However, given the disclosures made in our current report on Form 8-K on October 20, 2017, the Company may be unable to access the financing necessary to retire the obligation described in Item 2.04 below of this Form 8-K and to enable it to continue its business operations. Accordingly, there is a significant risk that the Company will be required to seek protection under the Federal Bankruptcy Code.

Item 2.04	Triggering Event That Accelerate or Increase A Direct Financial Obligation.

On November 9, 2017, the Company received a notice of events of default and reservation of rights from counsel to Summit Resources, Inc. (“Summit”) under a $2,226,173.26 promissory note and loan agreement, dated October 19, 2017 (the “Summit Loan Agreement”), with the Company’s subsidiary, Protea Biosciences, Inc. (“Protea”). The obligation is guaranteed by the Company and secured by a first lien and security interest on all of Protea’s assets. The obligation to Summit matures on November 18, 2017. Summit accelerated the entire indebtedness under the Summit Loan Agreement and reserved its rights and remedies.

Summit’s counsel had previously alleged a default by reason of the Company’s failure to timely deliver the stock pledge agreement and stock power covering the shares of Protea Biosciences, Inc. The Company believes that such default was cured within days by delivery of the stock pledge agreement and stock power.

The Company does not believe that the November 9, 2017 default notice is valid inasmuch as the alleged defaults asserted thereunder relate to facts and events that were fully known and disclosed to Summit and its affiliate at the time Summit entered into the October 19, 2017 loan agreement and advanced $500,000 to Protea. In addition, because the Company does not believe that the termination of the licenses referred to in Item 1.02 above will have a material adverse effect on the Company, notwithstanding the assertion in the default notice, there has been no material adverse change in the Company’s financial condition since October 19, 2017.

The Company is in the process of seeking external financing to repay its obligation to Summit and provide it with additional working capital. There can be no assurance that such financing will be obtained by the November 18, 2017 maturity date of the Summit note or that Summit will forbear from exercising its rights and remedies if the Company and Protea Biosciences, Inc. are unable to retire their obligations to Summit by the maturity date of the Summit note. In the event the Company is unable to repay its obligation to Summit or Summit seeks to foreclose on its collateral, in which event, the Company will likely be forced to seek protection under the Federal Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 13, 2017	PROTEA BIOSCIENCES GROUP, INC.

	By:	/s/ David Halverson
David Halverson, President

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit Description
3.1	November 7, 2017 letter of termination of license agreements from The George Washington University.
3.2	November 9, 2017 notice of default and reservation of rights letter from counsel to Summit Resources, Inc